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                                    EXHIBIT A

                                 NETMANAGE, INC.

                      KEVIN B. VITALE EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is made between and among NetManage, Inc., Wall Data Incorporated and Kevin B. Vitale ("Employee"), effective as of October 20, 1999, pursuant to the Agreement and Plan of Merger (the "Merger Agreement") entered into by and among NetManage, Inc. (together with its subsidiaries and affiliates, "NetManage"), Bogota, Inc. and Wall Data Incorporated ("Wall Data").

        WHEREAS, Employee has previously entered into an employment agreement and a change of control agreement, both dated January 21, 1999, with Wall Data (respectively, the "Employment Agreement" and the "Change of Control Agreement"); and

        WHEREAS, Employee has previously entered into stock option agreements with Wall Data (the "Stock Option Agreements"); and

        WHEREAS, the parties hereto desire to amend the Employment Agreement, Change of Control Agreement and Stock Option Agreements in exchange for the consideration set forth herein;

        NOW, THEREFORE, the parties hereto agree that the Employment Agreement, Change of Control Agreement and Stock Option Agreements are hereby amended as follows:

        1. Stock Option Cancellation & Waiver of Severance Benefits and Payments in Exchange for New Benefits and Payments.

               (a) Stock Option Cancellation. In exchange for the consideration specified in Section 1(c) of this Agreement, Employee agrees that his unvested Stock Options which otherwise would have accelerated their vesting (the "Accelerated Options"), will not have their vesting accelerated either by the consummation of the tender offer contemplated by the Merger Agreement (the "Tender Offer") or by the merger contemplated by the Merger Agreement (the "Merger") and shall be cancelled and become without further force and effect upon the date on which they otherwise would have had their vesting accelerate.

               (b) Waiver of Severance Benefits and Payments. Employee agrees that in exchange for the consideration specified in Section 1(c) of this Agreement, subject to the consummation of the Tender Offer, he shall no longer be entitled to receive any retention or severance benefits or payments pursuant to Section 8 of the Change of Control Agreement, pursuant to Section 7 of the Employment Agreement or pursuant to any other plans, policies or arrangements of Wall Data, whether written or oral, formal or informal.

               (c) New Benefits and Payments. Subject to Section 8.8 of the Change of Control Agreement, and, with respect to payments and benefits not already made or provided, subject to

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Employee entering into a standard form of mutual release of claims upon the termination of his employment, Employee shall be entitled to the following benefits and payments:

                      (i) Retention Payment. In the event Employee remains employed by NetManage for the period commencing on the "Effective Time," (as such term is defined in the Merger Agreement) and ending six months later (the "Retention Period"), Employee shall be entitled to receive twelve substantially equal semi-monthly payments equal, in the aggregate, to the sum of $812,500 (the "Change of Control Agreement Payment"), plus an amount equal to $9 minus the exercise price times the number of shares subject to Employee's Accelerated Options, (the "Accelerated Stock Option Payment") less applicable withholding (the sum of the Change of Control Agreement Payment and the Accelerated Stock Option Payment, less applicable withholding, is referred to herein as the "Retention Payment"). Notwithstanding the foregoing, the balance of any unpaid Retention Payment shall be paid within five days of the date of Employee's termination, in a lump-sum, in the event that, prior to the end of the Retention Period, Employee (i) has his employment terminated by NetManage other than for "Cause" (as defined herein), (ii) terminates his employment with NetManage for "Good Reason" (as defined herein), or (iii) dies or terminates employment with NetManage due to his "Total Disability" (as such term is defined in Section 7.2 of the Change of Control Agreement).

        For the purposes of this Agreement, "Cause" shall have the meaning set forth in Section 8.6 of the Change of Control Agreement; provided, however, that
Section 8.6(d) of the Change of Control Agreement shall be amended to include a material violation by Employee of any provision of this Agreement, subject to the notice and opportunity to cure requirements of Section 10 of the Change of Control Agreement.

        For the purposes of this Agreement, "Good Reason" shall have the meaning set forth in Section 8.7 of the Change of Control Agreement; provided, however,
(A) that "Good Reason" shall not include a reduction in title, position, authority, duties or responsibilities solely by virtue of the consummation of the transactions contemplated by the Merger Agreement (for example, if the Company becomes a division of NetManage and the Chief Executive Officer and President of Wall Data remains the Chief Executive Officer and President of the division and does not serve on the Board of Directors of NetManage, this shall not constitute "Good Reason"), and (B) Section 8.7(e) shall be amended to include a material violation by the Company of any provision of this Agreement, and that any such violation or a material violation of the Change of Control Agreement shall be subject to the notice and opportunity to cure requirements of
Section 10 of the Change of Control Agreement.

                      (ii) Accrued Obligations. Upon Employee's termination of employment for any reason, Employee shall be entitled to receive the "Accrued Obligations" as such term is defined in Section 8.1 of the Change of Control Agreement.

                      (iii) COBRA. In the event Employee (A) remains employed by NetManage through the Retention Period, or (B) prior to the end of the Retention Period Employee is terminated other than for Cause, voluntarily resigns for Good Reason, terminates employment due

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to becoming Totally Disabled or dies, then Employee and his family members shall be entitled to receive the COBRA benefits set forth in Section 8.1(b) of the Change of Control Agreement, commencing upon the date of Employee's termination of employment.

                      (iv) Bonus. Employee agrees that, on and after the Effective Time, he shall not be entitled to any further payments pursuant to the Wall Data Executive Incentive Plan, but instead shall be eligible for a quarterly bonus pursuant to the NetManage bonus plan, with a target bonus level comparable to those of similar senior officers of NetManage.

        2. Other Change of Control and Employment Agreement Provisions. To the extent not amended hereby, the Employment Agreement and Change of Control Agreement remain in full force and effect, including with respect to Section 8.8 of the Change of Control Agreement.

        3. Entire Agreement. This Amendment, taken together with the Employment Agreement and Change of Control Agreement (to the extent not amended hereby), represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the Executive's employment (the "Agreement"). The Agreement may be amended at any time only by mutual written agreement of the parties hereto.

        IN WITNESS WHEREOF, each of the parties has executed this Agreement.


                                   NETMANAGE, INC.


                                   By:
                                       ----------------------------------------
                                   Title:

                                         --------------------------------------
                                   WALL DATA INCORPORATED


                                   By:
                                       ----------------------------------------

                                   Title:
                                         --------------------------------------


                                   EMPLOYEE:

                                   --------------------------------------------
                                   Kevin B. Vitale


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